EXHIBIT 3.77B

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

OLD DOMINION RACING ASSOCIATION, INC.

The undersigned, being the Vice President of Old Dominion Racing Association, Inc., hereby certifies to the State Corporation Commission:

FIRST: The name of the Corporation is Old Dominion Racing Association, Inc. (The “Corporation”).

SECOND: The Articles of Incorporation of the Corporation are hereby amended by striking in its entirety Article I and inserting in lieu thereof the following:

Article I.  The name of the corporation is Old Dominion Jockey Club, Inc. (the “Corporation”).

THIRD: The amendment to the Articles of Incorporation as set forth above was deemed advisable by the directors of the Corporation and was duly approved by unanimous written consent of the Board of Directors of the Corporation on September 21, 1993, in accordance with the Virginia Stock Corporation Act.  No shareholder action is required as no shares of the Corporation have been issued to date.

The undersigned, being the Vice President of Old Dominion Racing Association, Inc., has executed these Articles of Incorporation on behalf of the Corporation and hereby acknowledges the foregoing amendment to be the corporate act of said Corporation.

Date: September 21, 1993

/s/ Martin Jacobs
Martin Jacobs
Vice President